                                                                     EXHIBIT 2.4



                             SHARE RIGHTS AGREEMENT

               This Share Rights Agreement (this "Agreement") dated as of December 31, 1998 is entered into by and between Baan Company N.V., a corporation organized under the laws of the Netherlands (together with its successors, "Baan"), and Fletcher International Limited, a company organized under the laws of the Cayman Islands (together with its successors, "Fletcher").

               The parties hereto agree as follows:

               1. Initial Exchange; Additional Rights. In consideration of and upon the basis of the representations, warranties and agreements and subject to the terms and conditions set forth in this Agreement:

               a. Initial Exchange. On the Initial Closing Date (as defined in
Section 2 hereof), Fletcher shall pay to Baan $75,000,000 in cash (the "Initial Issuance Price") in exchange for the right (the "Initial Investor Right") to cause Baan to issue to Fletcher common shares of Baan, par value NLG 0.06 per share (the "Common Shares") in one or more tranches as determined below (such issued shares, the "Initial Common Shares") at Fletcher's discretion from time to time during the period beginning seven months after the Initial Closing Date and ending on the third anniversary of the Initial Closing Date, provided that Fletcher may elect to receive all or part of the Initial Common Shares at any time during the first seven months after the Initial Closing Date in accordance with this Section 1.a. at a price of $16.00 per share. As used herein, the term "Trading Day" means any day on which Common Shares are quoted on both the NASDAQ National Market (or such other U.S. national securities exchange on which the Common Shares are then listed) and the Official Market of the Amsterdam Stock Exchange (AEX-Effectenbeurs N.V.) (the "AEX"); the term "Registration Requirement" means that the Registration Statement (as defined in Section 3.A.a) is effective and contains a current prospectus that can be used by Fletcher for resale purposes; and the term "Additional Common Shares" means all Common Shares issued or issuable pursuant to this Agreement other than the Initial Common Shares. The Initial Common Shares and the Additional Common Shares shall be issued, at Fletcher's option, either in registered form as New York Registry shares or in bearer form, or any combination thereof. To exercise the Initial Investor Right, Fletcher shall deliver one or more written notices to Baan in the form attached hereto as Annex A (each such notice, an "Initial Investment Notice") specifying, among other required information, the date on which a specified number of Initial Common Shares shall be issued to Fletcher (such date, an "Initial Investment Issuance Date"), which date shall take place at Fletcher's option on (i) the third Trading Day following delivery of the Initial Investment Notice or (ii) if the Initial Common Shares are not freely tradable by Fletcher under the U.S. Securities Act of 1933, as amended (the "Securities Act"), the tenth Trading Day excluding and following the date on which Baan notifies Fletcher that the Registration Requirement is satisfied, or at such other date and time as Fletcher and Baan shall mutually agree. Effective immediately upon receipt by Baan of the Initial Issuance Price, Baan shall automatically become and be obligated to issue to Fletcher as a demand obligation the Initial Issuance Price in the form of Initial Common Shares. The specified number of Initial Common Shares issuable by Baan and the issue price of the Initial Common Shares (such issue price shall not be less than the par value of such shares) on any Initial Investment Issuance Date shall be determined by dividing the Aggregate Dollar Value by the Share Price, where:

               "Aggregate Dollar Value" means the amount specified by Fletcher in the applicable Initial Investment Notice as the "Specified Amount" (the "Specified Amount"). For each exercise of the Initial Investor Right, the cumulative Specified Amounts for all Initial Investment Notices delivered by Fletcher (the "Aggregate Specified Amount") cannot exceed $75,000,000 in the aggregate, and the Specified Amount for any particular Initial Investment Notice must be in a minimum amount of $10,000,000 (or, in the case of the final Initial Investment Notice, such lesser amount as may apply in the event that the Aggregate Specified Amount exceeds $65,000,000); and

               "Share Price" means (i) the average of the daily volume-weighted average prices as reported by Bloomberg, L.P. on Nasdaq (or as otherwise agreed between Baan and Fletcher) for the 30-Trading Day period ending and excluding 5 Trading Days immediately prior to the date an Initial Investment Notice is delivered, but not greater than the average of the daily volume-weighted average prices of the first 5 Trading Days of such 30-Trading Day period (such amount, the "Average Price") minus (ii) an amount equal to the Average Price multiplied by 8.5% per annum (pro rata for partial years) from the Initial Closing Date through and including the specified Initial Investment Issuance Date, provided that for purposes of this Agreement, the Average Price shall not exceed $16.00 per share.

               b. Baan Rights. Fletcher grants Baan rights (the "Baan Rights") to issue and sell to Fletcher, from time to time, and Fletcher agrees to subscribe for and accept, Additional Common Shares determined in accordance with clause d. below for an aggregate purchase price for all Baan Rights of $75,000,000 (the "Baan Rights Cap"). To exercise any Baan Rights, Baan shall deliver one or more written notices in the form attached hereto as Annex B (a "Baan Notice") to Fletcher from time to time commencing from the date nine months after the Initial Closing Date but not later than 18 months after the Initial Closing Date (such date, the "Baan Rights Expiration Date"). Upon satisfaction or, if applicable, waiver of the relevant conditions set forth in Sections 9 and 10 hereof, the closing for each exercise of Baan Rights (a "Baan Closing") shall take place initially via facsimile on the date that is thirty five (35) Trading Days following delivery of the Baan Notice or at such other date and time as Baan and Fletcher shall mutually agree (such date and time being referred to herein as the "Baan Closing Date"). Notwithstanding anything else in this paragraph, the Baan Rights may not be exercised unless: (i) the Common Shares are listed on the NASDAQ National Market (or such other U.S. national securities exchange on which the Common Shares are then listed) and the AEX at the time of the Baan Notice and the corresponding closing date; (ii) the Registration Requirement is satisfied at the time of the Baan Notice and the corresponding closing date; (iii) there is no Blackout Period (as defined in Section 3.A) or any other period in effect in which the Registration Statement is not effective or not able to be used by Fletcher for resales on the date of the Baan Notice or such corresponding closing date; (iv) the volume weighted average price for each of the 30 Trading Days through but excluding the third Trading Day immediately prior to the corresponding closing date has continually exceeded $3.00; (v) shareholders' equity of Baan for the immediately preceding month end is greater than $50 million; (vi) the Additional Issuance Price of the exercise is less than or equal to ten times the average daily trading volume on, as selected by Baan, either (x) NASDAQ (or such other U.S. national securities exchange on which the Common Shares are then listed) or (y) the AEX, for the 45 Trading Day period ending and excluding three Trading Days prior to the closing date multiplied by the closing sale price on NASDAQ (or such other U.S. national securities exchange on which the Common Shares are then listed) as reported by Bloomberg, L.P. on the third Trading Day immediately prior to and excluding such closing date; and (vii) Baan has not exercised a Baan Right in the last three months.

               c. Fletcher Rights. Baan grants Fletcher rights (the "Fletcher Rights", and together with the Baan Rights, the "Rights") to require Baan to issue to it from time to time Additional Common Shares determined in accordance with clause d. below for an aggregate purchase price for all Fletcher Rights of $75,000,000 (the "Fletcher Rights Cap"). To exercise any Fletcher Rights, Fletcher shall have delivered one or more written notices in the form attached hereto as Annex C (a "Fletcher Notice") to Baan from time to time commencing from the date nine months after the Initial Closing Date (subject to Section 6) but not later than 36 months after the Initial Closing Date. Upon satisfaction or, if applicable, waiver of the relevant conditions set forth in Sections 9 and 10 hereof, and the closing of each exercise of Fletcher Rights (a "Fletcher Closing", and together with a Baan Closing, a "Rights Closing") shall take place at Fletcher's option on (i) the date that is three Trading Days following delivery of the Fletcher Notice or (ii) if the Additional Common Shares are not freely tradable by Fletcher under the Securities Act, the date that is 10 Trading Days excluding and following the date on which Baan notifies Fletcher that the Registration Requirement is satisfied, or at such other date and time as Fletcher and Baan shall mutually agree (such date and time being referred to herein as the "Fletcher Closing Date", and together with a Baan Closing Date, a "Rights Closing Date"). A Fletcher Closing shall take place initially via facsimile. In the event a Fletcher Closing is to take place and the Registration Requirement is not satisfied, the applicable notice of exercise of such Fletcher Rights shall be deemed to have been rescinded unless prior to such Fletcher Closing Date, Fletcher consents in writing to such Fletcher Closing by delivery of such written consent.

               d. Additional Issuance Mechanics. On each Rights Closing Date, Fletcher shall pay to Baan in cash the "Additional Issuance Price" specified in the applicable Baan Notice or Fletcher Notice (the "Additional Issuance Price") in exchange for the right (the "Additional Investor Right") to cause Baan to issue Additional Common Shares to Fletcher from time to time during the period beginning on that Rights Closing Date and ending on the third anniversary of the Rights Closing Date. In all cases, the Additional Issuance Price must be in a minimum amount of $25,000,000 (or, in the case of Baan Rights, such lower amount as Baan is eligible to specify in accordance with the requirements of Section 1.b.(vi)) and a maximum amount of $75,000,000. To exercise the Additional Investor Right, Fletcher shall deliver one or more written notices to Baan in the form attached hereto as Annex D (each such notice, an "Additional Investment Notice") specifying, among other required information, the date on which a specified number of Additional Common Shares shall be issued to Fletcher (such date, an "Additional Investment Issuance Date"), which date shall take place at Fletcher's option on (i) the third Trading Day following delivery of the applicable Additional Investment Notice or (ii) if the Registration Requirement is not satisfied, the tenth Trading Day excluding and following the date on which Baan notifies Fletcher that the Registration Requirement is satisfied, or at such other date and time as Fletcher and Baan shall mutually agree. An Additional Investment Notice may be delivered initially via facsimile. Effective immediately upon the occurrence of a Rights Closing and the receipt by Baan of the Additional Issuance Price, Baan shall automatically become and be obligated to issue to Fletcher as a demand obligation the Additional Issuance Price in the form of Additional Common Shares. In the event an Additional Investment Issuance Date is to take place and the Registration Requirement is not satisfied, the applicable Additional Investment Notice for that date shall be deemed to have been rescinded unless prior to such Additional Investment Issuance Date, Fletcher consents in writing to such date by delivery of such written consent. The specified number of Additional Common Shares issuable by Baan and the issuance price of the Additional Common Shares (such issuance price shall not be less than the par value of such shares) on any Additional Investment Issuance Date shall be determined by dividing the Additional Aggregate Dollar Value by the Additional Share Price, where:

        "Additional Aggregate Dollar Value" means the amount specified by Fletcher in the applicable Additional Investment Notice as the "Additional Specified Amount" (the "Additional Specified Amount"). For each exercise of a Right, the cumulative Additional Specified Amounts for all Additional Investment Notices delivered by Fletcher (the "Aggregate Additional Specified Amount") cannot exceed the Additional Issuance Price in the aggregate, and the Additional Specified Amount for any particular Additional Investment Notice must be in a minimum amount of $10,000,000 (or, in the case of the final Additional Investment Notice, such lesser amount as may apply in the event that the difference between the Additional Issuance Price and the Aggregate Additional Specified Amount is less than $10,000,000); and

        "Additional Share Price" means (i) the average of the daily volume-weighted average prices as reported by Bloomberg, L.P. on Nasdaq (or as otherwise agreed between Baan and Fletcher) for the 30-Trading Day period ending and excluding 5 Trading Days immediately prior to the Additional Investment Notice Date, but not greater than the average of the daily volume-weighted average prices of the first 5 Trading Days of such 30-Trading Day period (the "Additional Average Price") minus (ii) an amount equal to the Additional Average Price multiplied by 8.5% per annum (pro rata for partial years) from the Additional Closing Date through and including the specified Additional Investment Issuance Date, provided that for purposes of this Agreement, the Additional Average Price shall not exceed $16.00 per share.

               e. Rollover Option. On the Baan Rights Expiration Date, the Fletcher Rights Cap would be increased by an amount equal to the unexercised portion (if any) of the Baan Rights Cap on the Baan Rights Expiration Date, provided that Fletcher may not at any time submit an Additional

Investment Notice under this Section 1.e. if following delivery of Common Shares pursuant to such notice, Fletcher would own 10% or more of Baan's outstanding Common Shares.

               f. Price Conversions. As used throughout this Agreement, the monetary symbol "$" refers to U.S. dollars. The Initial Issuance Price and each subsequent Additional Issuance Price shall be payable in U.S. dollars and the number of Common Shares issuable therefor (and the issue price per Common Share) shall be calculated in U.S. dollars in accordance with the terms of this Agreement. After calculating the number of Common Shares issuable to Fletcher based on the amount of the Initial Issuance Price or Additional Issuance Price designated by Fletcher for a particular Initial Investment Issuance Date or Additional Investment Issuance Date (such amount, the "US Issuance Price"), then, for purposes of determining that the payment obligation for the Common Shares to be issued to Fletcher has been met, the US Issuance Price shall be converted into Dutch Guilders or Euro's at the U.S. Dollar-Dutch Guilder or U.S. Dollar-Euro exchange rate in effect (i) on the date the Private Deed of Issuance is executed and such Common Shares are actually issued (the "Date of Issuance") or (ii) on any day between two months before the Date of Issuance and the Date of Issuance itself, as reported in the Official Price List of the AEX Exchanges N.V. (Officiele prijscourant) for that date (such conversion rate on that date, the "Conversion Rate" and such aggregate issue price on that date based on the Conversion Rate, the "Guilder/Euro Aggregate Issue Price"). For purposes of fulfilling the payment obligation on the Common Shares pursuant to the Private Deed of Issuance executed on such Date of Issuance, the Guilder/Euro Aggregate Issue Price shall be paid by Fletcher to Baan by deducting the equivalent of the Guilder/Euro Aggregate Issue Price denominated in U.S. Dollars using the Conversion Rate (which equals the US Issuance Price) from the Initial Issuance Price or the Additional Issuance Price, as the case may be, already paid by Fletcher to Baan.

By way of example, assuming that Fletcher had paid an Initial Issuance Price of $100 and subsequently delivered an Initial Investment Notice to Baan to deliver $50 worth of Common Shares at an assumed Share Price of $10 per share, then the following calculations would be made:

               First, the $50 amount specified by Fletcher in its notice (which is the "US Issuance Price" as defined earlier in this paragraph) would be divided by the Share Price of $10, with the result that Fletcher will be entitled to receive 5 Common Shares from Baan on the specified Initial Investment Issuance Date;

               Second, on that Initial Investment Issuance Date, based on an assumed exchange rate of US$1:NLG2, the US Issuance Price of $50 will be converted into NLG100 (which is the "Guilder/Euro Aggregate Issue Price" defined earlier in this paragraph), or NLG 20 per share for each of the 5 Common Shares to be issued to Fletcher; and

               Third, on that same Initial Investment Issuance Date, the Guilder/Euro Aggregate Issue Price shall be paid by Fletcher to Baan by deducting the equivalent of the Guilder/Euro Aggregate Issue Price denominated in U.S. Dollars using the Conversion Rate of $1:NLG2.

        Consequently, the issue price for the 5 Common Shares being NLG 100 will be paid by deducting $50 from the original $100 Initial Issue Price already paid by Fletcher to Baan.

               2. Closings; Issuance Dates.

               A. The closing of the initial exchange specified in Section 1.a shall take place initially via facsimile on December 31, 1998, upon satisfaction or, if applicable, waiver of the conditions set forth in Sections 9 and 10 hereof, or at such other date and time as Fletcher and Baan shall mutually agree (such date and time being referred to herein as the "Initial Closing Date").

               At the Initial Closing, the following deliveries shall be made:

               a. Initial Issuance Price. Fletcher shall cause to be wire transferred to Baan, in accordance with instructions set forth in
        Section 15, the Initial Issuance Price, in immediately available United States dollars.

               b. Closing Documents. The closing documents required by Sections 9 and 10 shall be delivered to Fletcher and Baan, respectively.

               The foregoing deliveries shall be deemed to occur simultaneously as part of a single transaction, and no delivery shall be deemed to have been made until all such deliveries have been made.

               B. On each Initial Investment Issuance Date, the following deliveries shall be made:

               a. Initial Common Shares. Baan shall issue to Fletcher stock certificates, each representing an equal number of Initial Common Shares and collectively representing the Initial Common Shares to be issued on that Initial Investment Issuance Date, and shall register such shares in the shareholder register of Baan.

               b. Private Deed of Issuance. A copy of the Private Deed of Issuance in the form attached hereto as Annex E shall be executed by Baan and Fletcher, which private deed shall confirm (i) the number of Initial Common Shares to be issued by Baan and accepted by Fletcher on such date and the issue price of such Common Shares, (ii) that the resulting payment obligation of Fletcher for those shares shall have been met by the Initial Issuance Price paid on the Initial Closing Date, and (iii) the remaining amount of the Initial Issuance Price after giving effect to all prior issuances of Initial Common Shares.

               The foregoing deliveries shall be deemed to occur simultaneously as part of a single transaction, and no delivery shall be deemed to have been made until all such deliveries have been made.

               C. On each Rights Closing Date, the following deliveries shall be made:

               a. Additional Issuance Price. Fletcher shall cause to be wire transferred to Baan, in accordance with instructions set forth in
        Section 15, the Additional Issuance Price payable on such Rights Closing Date, in immediately available United States dollars.

               b. Closing Documents. The closing documents required by Sections 9 and 10 shall be delivered to Fletcher and Baan, respectively.

               The foregoing deliveries shall be deemed to occur simultaneously as part of a single transaction, and no delivery shall be deemed to have been made until all such deliveries have been made.

               D. On each Additional Investment Issuance Date, the following deliveries shall be made:

               a. Additional Common Shares. Baan shall issue to Fletcher stock certificates, each representing an equal number of Additional Common Shares and collectively representing the Additional Common Shares to be issued on that Additional Investment Issuance Date, and shall register such shares in the shareholder register of Baan.

               b. Private Deed of Issuance. A copy of the Private Deed of Issuance in the form attached hereto as Annex F shall be executed by Baan and Fletcher, which private deed shall confirm (i) the number of Additional Common Shares to be issued by Baan and accepted by Fletcher on such date and the issuance price of such Common Shares, (ii) the date of the applicable Rights Closing Date and that the resulting payment obligation of Fletcher for those shares shall have been met by the Additional Issuance Price paid on such date, and (iii) the remaining amount of such Additional Issuance Price after giving effect to all prior issuances of Additional Common Shares attributable to that Rights Closing Date.

               The foregoing deliveries shall be deemed to occur simultaneously as part of a single transaction, and no delivery shall be deemed to have been made until all such deliveries have been made. The original certificates representing the Initial Common Shares and Additional Common Shares shall be delivered via Federal Express to Fletcher at the address set forth in Section 15 hereof, unless Fletcher shall have delivered to Baan a written notice specifying a different address. Each original stock certificate issued in accordance with this Section 2 shall represent 250,000 Common Shares (except that to the extent the number of Common Shares to be delivered to Fletcher at any given time is not evenly divisible by 250,000, one stock certificate shall represent the remaining shares). Baan shall make the appropriate notifications on its shareholder register evidencing such issuance of Initial Common Shares or Additional Common Shares to Fletcher.

               3. Representations and Warranties of Baan. Baan hereby represents and warrants to Fletcher on the date hereof, on the Initial Closing Date, on each Rights Closing Date, on each Initial Investment Issuance Date and on each Additional Investment Issuance Date as follows:

               a. Baan has been duly incorporated and is validly existing under the laws of The Netherlands, or after the Closing Date, if another entity has succeeded Baan in accordance with the terms hereof, under the laws of the jurisdiction of its organization.

               b. The execution, delivery and performance of this Agreement (including the issuance of the Initial Common Shares and the Additional Common Shares) by Baan have been duly authorized by all requisite corporate action and no further consent or authorization of Baan, its Management and Supervisory Boards of Directors or its shareholders (other than the Required Consent (as defined below), if applicable) is required. This Agreement has been duly executed and delivered by Baan and, when this Agreement is duly authorized, executed and delivered by Fletcher, will be a valid and binding agreement enforceable against Baan in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity.

               c. Baan has full corporate power and authority necessary to execute and deliver this Agreement and to perform its obligations hereunder (including the issuance of the Initial Common Shares and all Additional Common Shares).

               d. No consent, approval, authorization or order of any court, governmental agency or other body is required for execution and delivery by Baan of this Agreement or the performance by Baan of any of its obligations hereunder other than such as may already have been received.

               e. Neither the execution and delivery by Baan of this Agreement nor the performance by Baan of any of its obligations hereunder:

                      (1) violates, conflicts with, results in a breach of, or
               constitutes a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) under (A) the Articles of Association of Baan or any of its material subsidiaries (which shall mean any subsidiary, or group of subsidiaries considered in the aggregate as a single subsidiary, that would constitute a "significant subsidiary" as defined in Regulation S-X), (B) any decree, judgment, order, law, treaty, rule, regulation or determination of which Baan is aware of any court, governmental agency or body, or arbitrator having jurisdiction over Baan or any of its material subsidiaries or any of their respective properties or assets, (C) the terms of any bond, debenture, note or any other evidence of indebtedness, or any agreement, stock option or other similar plan, indenture, lease, mortgage, deed of trust or other instrument to which Baan or any of its material subsidiaries is a party, by which Baan or any of its material subsidiaries is bound, or to which any of the properties or assets of Baan or any of its material subsidiaries is subject, except to the extent such violation, breach or default could not reasonably be expected to have a material adverse effect on Baan or its material subsidiaries, (D) the terms of any "lock-up" or similar provision of any underwriting or similar agreement to which Baan or any of its material subsidiaries is a party or (E) any rules of the National Association of Securities Dealers, Inc. or the NASDAQ National Market or any rules or regulations of the AEX or any other exchange where Baan's securities are publicly traded applicable to Baan or the transactions contemplated hereby; or

                      (2) results in the creation or imposition of any lien,
               charge or encumbrance upon (A) any Initial Common Shares or Additional Common Shares or (B) any of the properties or assets of Baan or any of its material subsidiaries.

               f. Baan has validly reserved for issuance to Fletcher the Initial Common Shares and any Additional Common Shares as required under this Agreement. When issued to Fletcher against payment therefor in accordance with the terms of this Agreement, each of the Initial Common Shares and the Additional Common Shares:

                      (1) will have been duly and validly authorized, duly and
               validly issued, fully paid and non-assessable;

                      (2) will be free and clear of any security interests,
               liens, claims or other encumbrances; and

                      (3) will not have been issued or sold in violation of any
               preemptive or other similar rights of the holders of any securities of Baan.

               g. Baan is a "foreign private issuer" as such term is defined in the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act").

               h. Baan satisfies all quantitative maintenance criteria of the NASDAQ National Market and the AEX or, after the Closing Date, has a valid exemption from such criteria. The Common Shares when issued pursuant to this Agreement will be duly listed and admitted for trading on the NASDAQ National Market, the AEX and any other exchange where Common Shares are publicly traded.

               i. On the Closing Date, there is no pending or, to the best knowledge of Baan, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over Baan or any of its affiliates that would materially affect the execution by Baan of, or the performance by Baan of its obligations under, this Agreement.

               j. It is Baan's good faith belief that none of its filings with the United States Securities and Exchange Commission (the "SEC") under the Securities Act or under Section 13(a) or 15(d) of the Exchange Act (each an "SEC Filing") at the time they were filed contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading.

               k. The offer and issuance of the Initial Common Shares and the Additional Common Shares to Fletcher pursuant to this Agreement will, subject to compliance by Fletcher with the applicable representations and warranties contained in Section 4 hereof and with the applicable covenants and agreements contained in Section 8 hereof, be made in accordance with the provisions and requirements of Regulation D promulgated under the Securities Act and any applicable state securities law.

               l. As of the date hereof, the authorized capital stock of Baan consists of 700,000,000 Common Shares. As of December 1, 1998, 204,886,317 Common Shares were issued and outstanding and no Common Shares were held in the treasury of Baan. Within seven business days of the date hereof, Baan will deliver to Fletcher the aggregate number, as of December 1, 1998, of (i) Common Shares reserved for issuance upon exercise of outstanding stock options, warrants or other convertible rights and (ii) Common Shares currently subject to issuance upon the exercise of outstanding stock options, warrants or other convertible rights. All of the outstanding Common Shares are, and all shares which may be issued pursuant to stock options, warrants or other convertible rights will be, when issued and paid for in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereof. As of the date hereof, except as set forth above, and except for Common Shares or other securities issued upon conversion, exchange, exercise or purchase associated with the securities, options, warrants, rights and other instruments referenced above, (i) no shares of capital stock or other voting securities of Baan were outstanding, (ii) no equity equivalents, interests in the ownership or earnings of Baan or other similar rights were outstanding and (iii) there were no existing options, warrants, calls, subscriptions or other rights or agreements or commitments relating to the capital stock of Baan or any of its subsidiaries or obligating Baan or any of its subsidiaries to issue, transfer, sell or redeem any shares of capital stock, or other equity interest in, Baan or any of its subsidiaries or obligating Baan or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement or commitment.

               3.A    Registration Provisions.

               a. Baan shall use best efforts at its own expense to file a registration statement under the Securities Act (the "Registration Statement") by January 31, 1999 covering the sale or resale of 25,000,000 Common Shares issued or issuable under this Agreement, shall use its best efforts to cause such Registration Statement to be declared effective not later than April 30, 1999, and in any event not later than June 30, 1999 and shall promptly amend such Registration Statement or file an additional Registration Statement from time to time if the maximum number of Initial Common Shares and Additional Common Shares issued or issuable under this Agreement is greater than the number of Common Shares registered pursuant to such Registration Statement (each such Common Share registered pursuant to a Registration Statement, a "Covered Security"), provided that Fletcher shall have provided such information and cooperation in connection therewith as Baan may reasonably request. If the Registration Statement has not been declared effective by June 30, 1999, the calculation of the Aggregate Dollar Value and the Additional Aggregate Dollar Value for purposes of Section 1 hereof shall be permanently increased by 2.5% for each month (or portion thereof) following June 30, 1999 that such Registration Statement shall not have been declared effective.

               b. Baan will use its best efforts to: (i) keep such Registration Statement effective until the earlier of (A) the second anniversary of the issuance of each Covered Security (provided that the resale restrictions of Rule 144 under the Securities Act ("Rule 144") shall no longer apply to Fletcher), (B) the later of the date all of the Covered Securities shall have been sold by Fletcher and the date the Rights expire or (C) such time as all of the Covered Securities held by Fletcher can be sold by Fletcher or any of its affiliates within a three-month period without compliance with the registration requirements of the Securities Act pursuant to Rule 144; (ii) prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement (as so amended and supplemented from time to time, the "Prospectus") as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Covered Securities by Fletcher or any of its affiliates; (iii) furnish such number of Prospectuses and other documents incident thereto, including any amendment of or supplement to the Prospectus, as Fletcher from time to time may reasonably request; (iv) cause all Covered Securities to be listed on each securities exchange and quoted on each quotation service on which similar securities issued by Baan are then listed or quoted; (v) provide a transfer agent and registrar for all Covered Securities and a CUSIP number for all Covered Securities; (vi) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC; and
        (vii) file the documents required of Baan, if any, and otherwise use its best efforts to obtain and maintain requisite blue sky clearance, if necessary, in New York, California and all other jurisdictions in which any of the Common Shares were originally sold.

               c. Baan shall furnish to Fletcher upon request a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary in order to facilitate the public sale or other disposition of all or any of the Covered Securities by Fletcher or any of its affiliates pursuant to the Registration Statement.

               d. With a view to making available to Fletcher and its affiliates the benefits of Rule 144 and Form F-3 under the Securities Act, Baan covenants and agrees to: (i) make and keep available adequate current public information (within the meaning of Rule 144(c)) concerning Baan, until the earlier of (A) the second anniversary of the issuance of each Covered Security (provided that the resale restrictions of Rule 144 shall no longer apply to Fletcher) or (B) such date as all of the Covered Securities shall have been resold by Fletcher or any of its affiliates; and (ii) furnish to Fletcher upon request, as long as Fletcher owns any Covered Securities, (A) a written statement by Baan that it has complied with the reporting requirements of the Securities Act and the Exchange Act, (B) a copy of the most recent annual or quarterly report of Baan, and (C) such other information as may be reasonably requested in order to avail Fletcher and its affiliates of Rule 144 or Form F-3 with respect to such Covered Securities.

               e. Notwithstanding anything else in this Section 3.A, if, at any time during which a Prospectus is required to be delivered in connection with the sale of any Covered Securities, Baan determines in good faith that a development has occurred or a condition exists as a result of which the Registration Statement or the Prospectus contains a material misstatement or omission, Baan will immediately notify Fletcher thereof by telephone and in writing. Upon receipt of such notification, Fletcher and its affiliates will immediately suspend all offers and sales of any Covered Securities pursuant to the Registration Statement. In such event, Baan will amend or supplement the Registration Statement as promptly as practicable and will take such other steps as may be required to permit sales of the Covered Securities thereunder by Fletcher and its affiliates in accordance with applicable federal and state securities laws. Baan will promptly notify Fletcher after it has determined in good faith that such sales have become permissible in such manner and will promptly deliver copies of the Registration Statement and the Prospectus (as so amended or supplemented) to Fletcher in accordance with paragraph (b) of this Section 3.A. Notwithstanding the foregoing, (A) under no circumstances shall Baan be entitled to exercise its right to suspend sales of any Covered Securities pursuant to the Registration Statement more than two times in any twelve-month period,
        (B) the period during which such sales may be suspended (each a "Blackout Period") shall not exceed thirty days and (C) no Blackout Period may commence less than 30 days after the end of the preceding Blackout Period.

               Upon the commencement of a Blackout Period pursuant to this
        Section 3.A, Fletcher will notify Baan of any contracts to sell any Covered Securities (each a "Sales Contract") that Fletcher or any of its affiliates has entered into prior to the commencement of such Blackout Period and that would require delivery of such Covered Securities during such Blackout Period, which notice will contain the aggregate sale price and volume of Covered Securities pursuant to such Sales Contract. Upon receipt of such notice, Baan will immediately notify

        Fletcher of its election either (i) to terminate the Blackout Period and, as promptly as practicable, amend or supplement the Registration Statement or the Prospectus in order to correct the material misstatement or omission and deliver to Fletcher copies of such amended or supplemented Registration Statement and Prospectus in accordance with paragraph (b) of this Section 3.A or (ii) to continue the Blackout Period in accordance with this paragraph. If Baan elects to continue the Blackout Period, and Fletcher or any of its affiliates is therefore unable to consummate the sale of Covered Securities pursuant to the Sales Contract (such unsold Covered Securities being hereinafter referred to herein as the "Unsold Securities"), Baan will promptly indemnify each Fletcher Indemnified Party (as such term is defined in Section 13 below) against any Proceeding (as such term is defined in
        Section 13 below) that each Fletcher Indemnified Party may incur arising out of or in connection with Fletcher's breach or alleged breach of any such Sales Contract, and Baan shall reimburse each Fletcher Indemnified Party for any reasonable costs or expenses (including reasonable legal fees) incurred by such party in investigating or defending any such Proceeding (collectively, the "Indemnification Amount"); provided, however, that each Fletcher Indemnified Party shall take all actions reasonably necessary or appropriate to mitigate such Indemnification Amount; and provided further, however, that the Indemnification Amount shall be reduced by an amount equal to the number of Unsold Securities multiplied by the difference between (x) the actual per share price received by Fletcher or any of its affiliates upon the sale of the Unsold Securities (if such sale occurs within three Trading Days of the end of the Blackout Period) or the closing sale price of the Common Shares on the NASDAQ National Market or other U.S. national securities exchange on which the Common Shares are then listed on the third Trading Day after the end of the Blackout Period (if the Unsold Securities are not sold by Fletcher or any of its affiliates within three Trading Days of the end of the Blackout Period), and (y) the per share sale price for the Unsold Securities provided in the Sales Contract.

               3.B.  Additional Agreements.

               a. The parties hereto acknowledge that Fletcher, without amending any of the representations, warranties, covenants and agreements of Baan contained herein, has neither requested of nor received from Baan any non-public information relating to Baan or the business affairs or business prospects of Baan.

               b. If on any date that Baan presents a Baan Notice, the aggregate number of Common Shares issuable upon exercise of Baan Rights (without regard to any notice periods), when added to the aggregate number of shares of (i) Common Shares previously issued under this Agreement, and
        (ii) the aggregate number of Common Shares issuable under this Agreement would exceed the number of shares equal to 15% of the total number of Common Shares outstanding (adjusted to reflect any split, subdivision, combination or consolidation of the Common Shares, whether by reclassification, distribution of a dividend with respect to the outstanding Common Shares payable in Common Shares, or otherwise, or any recapitalization of the Common Shares) on the Initial Closing Date (the "Original Number"), Baan's right to exercise the Baan Rights shall be suspended unless and until Baan obtains the Required Consent (as defined below) for the issuance of 20% or more of Baan's Common Shares under this Agreement.

               c. If on any date that Fletcher presents a Fletcher Notice, an Initial Investment Notice or an Additional Investment Notice ("Fletcher Notice Date"), the aggregate number of Common Shares issuable pursuant to such notice in the aggregate (without regard to any notice periods), when added to the aggregate number of (i) the Initial Common Shares and any Additional Common Shares previously issued and (ii) any other Common Shares issued or issuable under exercised Rights (as if issued on that date) required to be included by NASDAQ, would exceed the number of shares equal to 20% of the Original Number and such circumstance would require the approval (the "Required Consent") of the holders of the Common Shares pursuant to the listing requirements or rules of the NASDAQ National Market (or such other U.S. national securities exchange on which the Common Shares are then listed), Baan (A) shall not issue Common Shares (the "Issuance Blockage") to the extent that the total number of Common Shares issued hereunder would exceed 19.9% of the Original Number, and (B) shall use its best efforts to obtain, within 90 days from the Fletcher Notice Date, whichever is applicable, the Required Consent for the issuance of 20% or more of Baan's Common Shares under this Agreement. In the event the Required Consent is not obtained within 90 days in accordance with the preceding sentence, or Baan otherwise does not have sufficient authorized shares to fulfill its obligation, Fletcher shall have the right to convert up to that amount of the Fletcher Rights, the exercise of which would result in the total number of shares issued hereunder exceeding 19.9% of the Original Number or that number which is unavailable for issuance, as the case may be, into a debt obligation of Baan (the "Obligation"), which Obligation shall be evidenced by a note (an "Excess Note"). Such Obligation shall come into existence upon delivery of an Excess Note Notice (as defined below) to Baan regardless of when the Excess Note actually is issued or delivered. Fletcher shall exercise such right to convert by delivery to Baan of the Excess Note Notice, and the amount of the Obligation (and the principal amount of the Excess Note) shall be in an amount equal to the product of (x) the positive excess of the closing price (the "Excess Closing Price") as reported by Bloomberg, L.P. of the Common Shares on the NASDAQ National Market (or such other U.S. national securities exchange on which the Common Shares are then listed) on the Excess Notice Date (as defined below) over the applicable Share Price or Additional Share Price and (y) the number of Common Shares that would be issuable in respect of the complete exercise of the applicable rights but for the Issuance Blockage. All computations in the preceding sentence with respect to the applicable Share Price and the number of Common Shares issuable shall be determined as if the Excess Notice Date were the Fletcher Notice Date. In addition, in the event the Required Consent is not obtained and any Excess Note is outstanding, Baan shall not issue any securities or incur any indebtedness for borrowed money, except in connection with the repurchase of Excess Notes.

               To convert Fletcher Rights into an Excess Note, Fletcher shall deliver one or more written notices in the form attached hereto as Annex G (an "Excess Note Notice") to Baan from time to time. The date upon which Fletcher causes an Excess Note Notice to be delivered to Baan, by hand, facsimile, electronic transmission or otherwise, shall be the "Excess Notice Date" with respect to such exercise of the Rights, which date shall be deemed to be a Rights Closing Date for purposes of Section 3 hereof. Each Obligation (whether or not yet evidenced by an Excess
        Note) shall be due and payable 180 days after the date of issuance and bear interest at an interest rate of 15% per annum. Notwithstanding anything else in this section 3.B.c., if at any time Fletcher delivers a Fletcher Notice, an Initial Investment Notice or an Additional Investment Notice and Baan is unable to issue all or any portion of the shares identified therein as a result of the Issuance Blockage, Baan shall automatically be liable to Fletcher in amount equal to, and shall issue an Excess Note reflecting as a principal Obligation, the product of (x) the positive excess of the closing price as reported by Bloomberg, L.P. of the Common Shares on the NASDAQ National Market (or such other U.S. national securities exchange on which the Common Shares are then listed) on the Excess Notice Date over the applicable Share Price or Additional Share Price and (y) the number of Common Shares that would be issuable in respect of such exercise of the applicable rights but for the Issuance Blockage.

               d. The Initial Common Shares and the Additional Common Shares shall be issuable only up to the Maximum Number of Common Shares. Initially, the "Maximum Number" is equal to the sum of 18,439,768 plus the Exercisable Number. The "Exercisable Number" is initially zero and thereafter may be increased upon expiration of a 65 day period (the "Notice Period") after either (i) the holder delivers a notice (a"65 Day Notice") to Baan designating an aggregate number of Common Shares in excess of the Maximum Number which will become convertible, or (ii) Baan delivers a notice (an "Increase Notice") stating the increase, if any, in the aggregate number (the "Increased Number") of Common Shares outstanding as of the last day of the preceding month over the number outstanding as of the last day of the third preceding month, or in the case of the last day of the second month immediately following the Initial Closing Date, the number of shares outstanding specified in
        Section 3.l, in which event the Exercisable Number shall be automatically increased by the number which is 9.75% of the Increased Number. A 65 Day Notice may be given at any time. Unless expressly waived by Fletcher, Baan shall deliver an Increase Notice to Fletcher on or before the 10th day of every second calendar month from and including the Initial Closing Date. If the initial 65 Day Notice does not designate all of the Common Shares then issuable upon exercise of any Fletcher Right, additional Common Shares will become issuable for some or all of the remaining Common Shares upon delivery of one or more 65 Day Notices increasing the Exercisable Number after a further Notice Period. From time to time following the Notice Period, Common Shares may be issued on any Business Day for any quantity of Common Shares, such that the aggregate number of Common Shares issued hereunder is less than or equal to the Maximum Number.

               e. Baan shall use best efforts to obtain from the Baan shareholders, if required, the requisite authority to issue Initial Common Shares and Additional Common Shares to Fletcher in accordance with the terms of this Agreement.

               4. Representations and Warranties of Fletcher. Fletcher hereby represents and warrants to Baan on the date hereof, on the Initial Closing Date, and on each Rights Closing Date as follows:

               a. Fletcher has been duly incorporated and is validly existing in good standing under the laws of the Cayman Islands, or after the Initial Closing Date, under the laws of the jurisdiction of its organization.

               b. The execution, delivery and performance of this Agreement by Fletcher have been duly authorized by all requisite corporate action and no further consent or authorization of Fletcher, its Board of Directors or its stockholders is required. This Agreement has been duly executed and delivered by Fletcher and, when duly authorized, executed and delivered by Baan, will be a valid and binding agreement enforceable against Fletcher in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity.

               c. Fletcher understands that no United States federal or state agency has passed on, reviewed or made any recommendation or endorsement of the Initial Common Shares or the Additional Common Shares.

               d. In making the decision to subscribe for and accept the Initial Common Shares or the Additional Common Shares in accordance with this Agreement, Fletcher has relied solely upon independent investigations made by it and not upon any representations, warranties, covenants and agreements made by Baan other than the representations, warranties, covenants and agreements made in this Agreement. Without amending any of the representations, warranties, covenants and agreements of Baan contained in this Agreement, Fletcher assumes the risk that the knowledge of any of the non-public information described in Section 3.B.a. might have materially influenced Fletcher's decision to enter into and perform this Agreement and undertakes not to assert any damage claims against Baan for the alleged failure by Baan to disclose such non-public information to Fletcher prior to entering into this Agreement.

               e. Subject to Section 3.A hereof, Fletcher understands that the Initial Common Shares and the Additional Common Shares have not been registered under the Securities Act and may not be re-offered or resold in the United States other than pursuant to registration thereunder or an available exemption therefrom.

               f. Fletcher is an "accredited investor" as such term is defined in Regulation D promulgated under the Securities Act.

               g. Fletcher is subscribing to the Initial Common Shares and the Additional Common Shares for its own account for investment only and not with a view to, or for resale in connection with, the public sale or distribution thereof in the United States, except pursuant to sales registered under the Securities Act.

               h. Fletcher understands that the Initial Common Shares and the Additional Common Shares are being or will be offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal securities laws and that Baan is relying on the truth and accuracy of, and Fletcher's compliance with, the representations, warranties, agreements, acknowledgments and understandings of Fletcher set forth herein in order to determine the availability of such exemptions and the eligibility of Fletcher to acquire Initial Common Shares and the Additional Common Shares.

               i. The transactions contemplated by this Agreement are not part of a plan or scheme on the part of Fletcher, any of its affiliates or any person acting on its or their behalf to evade the registration requirements of the Securities Act.

               j. Assuming the accuracy of the representations and warranties of Baan herein made as of such date, no consent, approval, authorization or order of any court, governmental agency or other body is required for execution and delivery by Fletcher of this Agreement or the performance by Fletcher of any of its obligations hereunder, other than such as may already have been received.

               k. Neither the execution and delivery by Fletcher of this Agreement nor the performance by Fletcher of any of its obligations hereunder violates, conflicts with, results in a breach of, or constitutes a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) under the Memorandum or Articles of Association of Fletcher.

               5. Stock Dividends, Stock Splits, Etc. In case Baan shall, after the Initial Closing Date, (A) pay a dividend or make a distribution on its Common Shares, (B) subdivide its outstanding Common Shares into a greater number of shares, or (C) combine its outstanding Common Shares into a smaller number of shares, which becomes effective on a Trading Day which is included in the calculation of the Share Price or the Additional Share Price, then the Share Price or Additional Share Price will be proportionately adjusted to reflect such event by adjusting the average of the daily volume-weighted average prices of the Common Shares for the period from the first Trading Day included in the calculation of the Share Price or Additional Share Price to but excluding the effective date of such event (the "Adjustable Average Price"). By way of example, if the event in question causes an increase in the total number of outstanding Common Shares, then the Adjustable Average Price will be proportionately decreased, and if the event in question causes a decrease in the total number of outstanding Common Shares, then the Adjustable Average Price will be proportionately increased. In case Baan shall, after the date of the Initial Closing Date, issue any shares of capital stock by reclassification of its Common Shares (excluding any transaction as to which Section 6 applies), each of the Rights shall thereafter be exercisable into the kind and in the proportion of shares of stock and other securities and property ("Reclassification Consideration") receivable by a holder of one Common Share immediately prior to the record date or effective date of such reclassification, as appropriate, and the Share Price or Additional Share Price in such circumstances shall be determined based upon weighted prices of the Reclassification Consideration. In the event the market price of any portion of the Reclassification Consideration cannot be determined in a manner reasonably consistent with Section 1, the market value of such portion of the Reclassification Consideration shall be determined in good faith by Baan's Supervisory Board of Directors. In addition, the Share Price or Additional Share Price following such a reclassification shall be adjusted as appropriate in a manner consistent with the first three sentences of this Section 5. Adjustments made pursuant to this Section 5 shall become effective immediately after the close of business on the record date in the case of a dividend or distribution and shall become effective immediately after the close of business on the record date in the case of subdivision, combination or reclassification.

               6. Consolidation, Merger, Etc. In case Baan shall be a party to any transaction providing for (a) any acquisition of Baan by means of merger or other form of corporate reorganization in which outstanding shares of Baan are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation (the "Acquirer") or its subsidiary or (b) a sale of all or substantially all of the assets of Baan (on a consolidated basis) or (c) any other transaction or series of related transactions by Baan in which in excess of 50% of Baan's voting power is transferred to a single entity or group acting in concert (each of the foregoing being referred to as a "Combination"), Fletcher, at its sole option, may choose to exercise before the Combination is closed (the "Combination Closing") its rights to (1) receive all the Initial Common Shares not previously issued to Fletcher, (2) receive all the Additional Common Shares for which Fletcher had previously paid the applicable Additional Issuance Price and (3) subject to the second succeeding sentence, exercise the Fletcher Rights (in whole or in part) and receive Common Shares therefor. Baan shall provide Fletcher with written notice of any proposed Combination as soon as the existence of a proposed Combination is made public by any person (the "Combination Notice"). In the event that a Combination Notice is issued during the first 9 months after the Initial Closing Date in connection with a potential Combination for which the accounting treatment is pooling of interest accounting, and Fletcher thereafter delivers a Fletcher Notice to exercise a Fletcher Right during such 9 month period, then Baan shall (i) first use its best efforts to obtain the consent of its regular independent auditors that such action by Fletcher would not cause such Combination to not be eligible for pooling of interest accounting, (ii) if such consent is not obtained, then Baan and its independent auditors shall request the informal opinion of the staff of the Securities and Exchange Commission (the "SEC") that such action would not prevent pooling of interest accounting treatment, and (iii) in the event the SEC does not so consent, then Baan and Fletcher shall in good faith work to develop an acceptable alternative resolution that does not prevent pooling of interest accounting treatment; provided, that in no event shall any such resolution be permitted or required that prevents pooling of interest accounting treatment for such Combination and provided further that Fletcher has the right to rescind its delivery of such Fletcher Notice in whole or in part at any time in the event that (x) the Rights Closing relating to such Fletcher Notice does not take place pursuant to the schedule set forth in Section 1.c. or
(y) the Combination Closing does not occur, and Fletcher thereafter has the further right, at its discretion, to submit one or more new Fletcher Notices to the extent otherwise permissible by this Agreement. Baan Rights may not be exercised following a Combination Closing.

               7. Covenants of Baan. Baan covenants and agrees with Fletcher as follows:

                      a. For so long as Fletcher owns any Initial Common Shares or Additional Common Shares or any Rights exist, and in any case for a period of 90 days thereafter, Baan will use its best efforts to (i) maintain the eligibility of the Common Shares for quotation on the NASDAQ National Market or listing on a national securities exchange (as defined in the Exchange Act) and the AEX and (ii) regain the eligibility of the Common Shares for quotation on all markets and exchanges including the NASDAQ National Market and the AEX in the event that the Common Shares are delisted by the NASDAQ National Market, the AEX or other applicable markets and exchanges. Baan shall file with the SEC its quarterly financial statements on Form 6-K and its annual report on Form 20-F consistent with SEC rules and regulations.

                      b. Baan will provide Fletcher with an opportunity to review and comment on any public disclosure by Baan of information regarding this Agreement and the transactions contemplated hereby. Beginning on the date hereof and for so long as any Rights exist, and in any case for a period of 90 days thereafter, Baan will (i) promptly notify Fletcher if there is any public disclosure by Baan of material information regarding Baan or its financial condition, prospects or results of operation and (ii) provide Fletcher with copies of all Baan's publicly available SEC filings.

                      c. As soon as such information is available (but in no event later than January 15, 1999), Baan shall deliver to Fletcher a written notice stating the number of outstanding Common Shares as of the Initial Closing Date.

                      d. Baan will make all filings required by law with respect to the transactions contemplated hereby.

                      e. Baan will cause the Common Shares issuable under this Agreement to be duly listed and admitted for trading on the AEX and on the NASDAQ National Market or, if the NASDAQ National Market is not then the principal U.S. trading market for the

        Common Shares, on a U.S. national securities exchange (as defined in the Exchange Act) or the principal U.S. exchange or market for the Common Shares.

                      f. Within three business days following the Initial Closing Date, Baan will make the appropriate filing for the shares of Initial Common Shares to become duly listed and admitted for trading on the NASDAQ National Market or other U.S. national securities exchange and the AEX and thereafter Baan shall use its best efforts to ensure that any Additional Common Shares become listed and admitted for trading as soon as practicable. Moreover, Baan will immediately notify Fletcher in writing pursuant to Section 15 once the shares are duly listed.

                      g. For a period beginning on the date hereof and ending on the day which is one year after the Initial Closing Date or a Rights Closing Date, whichever is later, Baan will not offer or sell any of its or its subsidiaries' preferred stock, Common Shares or other equity securities (or any securities convertible into or exchangeable for such Preferred Stock, Common Shares or other equity securities) in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder (any such offer or sale, a "Private Placement") without Fletcher's written consent; provided, however, that, notwithstanding the foregoing sentence, Baan may from time to time offer or sell such securities in a private placement without such consent to (A) Vanenburg Ventures BV, any entity that invests through or is an affiliated entity of General Atlantic Partners LLC, any current or future member of the Baan Supervisory Board of Directors, any officer or employee of Baan, and any shareholder of Baan owning more than 15% of the Common Shares (collectively, the "Related Entities"), (B) subject to the Fletcher Review Process, third parties unaffiliated with Baan or the Related Entities (such parties, the "Third Party Investors") and (C) pursuant to the acquisition approved in good faith by the Baan Board of Directors of another corporation or other entity by Baan by merger, purchase of all or substantially all of the capital stock or assets, or other reorganization as a result of which the Baan stockholders will continue to hold more than 50% of the voting securities of Baan. As used herein, the "Fletcher Review Process" means that, in the event Baan proposes to conduct a Private Placement of any magnitude with any Third Party Investors, senior management of Baan will first describe in writing to senior management of Fletcher the terms of the proposed transaction and Baan's preliminary assessment of it in sufficient detail to allow Fletcher to make an informed evaluation. Fletcher will then have up to eight business days (the "Eight-Day Period") to consider the merits of the proposed transaction and to advise Baan of any bona fide commercially reasonable concerns about it. If Fletcher timely advises Baan that it has such concerns, Baan will suspend the proposed transaction for up to 30 calendar days (the "Thirty-Day Period"), while Fletcher seeks to develop with Baan one or more alternative transactions. If by the end of an Eight-Day Period, Fletcher does not have bona fide commercially reasonable concerns about the proposed transaction or if, at the end of a Thirty-Day Period, Baan and Fletcher do not agree on an alternative transaction, then Baan may elect to proceed with the proposed transaction so long as the terms are not substantially different from those first presented to Fletcher. If the terms are substantially different, then Baan will first brief Fletcher in writing in a commercially reasonable manner as to the nature of altered terms and Fletcher may, at its option, initiate a new Eight-Day Period (and to the extent applicable, a new Thirty-Day Period) to evaluate those terms.

                      h. Fractional Common Shares shall not be issued upon exercise of any Initial Investor Rights or other Rights. In lieu of issuance of a fractional share, Baan shall pay to Fletcher a cash amount equal to such fraction multiplied by the applicable Initial Issuance Price or the Additional Issuance Price.

               8. Covenants of Fletcher. Fletcher hereby covenants and agrees with Baan that neither Fletcher nor any of its affiliates nor any person acting on its or their behalf will at any time offer or sell any Initial Common Shares or Additional Common Shares other than pursuant to registration under the Securities Act or pursuant to an available exemption therefrom.

               8.A. Legend. Subject to Section 3.A., Fletcher understands that the certificates or other instruments representing the Initial Common Shares and the Additional Common Shares shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such certificates or other instruments):

                      THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE UNITED STATES IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

               The legend set forth above shall be removed and Baan shall issue a certificate without such legend to any holder of Initial Common Shares or Additional Common Shares if, unless otherwise required by state securities laws,
(a) such shares are sold pursuant to an effective Registration Statement under the Securities Act, or (b) such holder provides Baan with assurances reasonably satisfactory to Baan that such shares may be publicly sold pursuant to Rule 144 (or similar regulation hereinafter adopted) without restriction.

               8.B.  Voting Limitations.

                         a. Fletcher will take such action as may be reasonably
               required so that all Common Shares owned by Fletcher and its subsidiaries are voted (in person or by proxy) for Baan's nominees to the Management and Supervisory Boards of Directors of Baan in accordance with the recommendation of the Board of Directors. On all other matters to be voted on by holders of Common Shares, Fletcher shall take such action as may reasonably be required so that all Common Shares or other voting securities of Baan owned by Fletcher are voted with management on all other matters to be voted on by holders of Common Shares in not less than the same proportion as the votes cast by the other holders of Common Shares with respect to such matters. So long as Fletcher holds more than five percent of the Common Shares, Fletcher shall be present, in person or by proxy, at all duly held meetings of shareholders of Baan so that all Common Shares held by Fletcher may be counted for the purposes of determining the presence of a quorum at such meetings. Notwithstanding any other provision of this Agreement to the contrary, Fletcher and its subsidiaries may vote their Common Shares in their discretion on a proposed Combination as long as the average of the daily volume-weighted average prices of the Common Shares as reported by Bloomberg L.P. (or as otherwise agreed between Baan and Fletcher) for the 30-Trading Day period ending and excluding 10 Trading Days immediately prior to the date such vote occurs is less than $4.00.

                      b. Except as consented to by Baan in writing, Fletcher
               shall not deposit any Common Shares owned by it in a voting trust or, except as otherwise provided in this Agreement, subject any such shares to any similar arrangement or agreement with respect to the voting of such shares.

                      c. Without Baan's prior written consent, Fletcher shall
               neither solicit proxies with respect to any Common Shares, nor shall it become a "participant" in any "election contest" as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act relating to the election of directors of Baan.

                      d. With respect to voting rights, Fletcher shall not join
               any group or otherwise act in concert with any third person for the purpose of acquiring, holding or disposing of Common Shares, except that Fletcher may engage in such transactions with its affiliates and may effect market-based acquisitions and dispositions of Common Shares so long as Fletcher is not knowingly buying shares from or selling shares to any holder of ten percent or more of the outstanding Common Shares.

                      e. Notwithstanding the foregoing, Fletcher and its
               subsidiaries shall not be required to observe any of the voting limitations set forth in the preceding clauses a.-d. so long as
               (i) such limitation is prohibited by NASDAQ or other applicable U.S. national securities exchange or the AEX, (ii) Baan is in material breach of any of its material obligations to Fletcher under this Agreement, (iii) Fletcher and its subsidiaries do not in the aggregate own more than 2.5% of the outstanding Common Shares, or (iv) the following core conditions have not been satisfied at all relevant times: (x) Baan must be "solvent," which is understood to mean that the book value of Baan's assets exceeds its liabilities, as set forth on Baan's most recent quarterly balance sheet and (y) the Common Shares must be listed on the AEX and NASDAQ National Market or as otherwise provided by Section 7.e.

               9. Conditions Precedent to Fletcher's Obligations. The obligations of Fletcher hereunder are subject to the performance by Baan of its obligations hereunder and to the satisfaction of the following additional conditions precedent, unless expressly waived in writing by Fletcher:

               a. On the Initial Closing Date and each Rights Closing Date, (i) to the extent provided in Section 3 hereof, the representations and warranties made by Baan in this Agreement shall be true and correct, and
        (ii) Baan shall have complied fully with all the covenants and agreements in this Agreement; and Fletcher shall have received on each such date a certificate of the Chief Executive Officer or the Chief Financial Officer of Baan dated such date and to such effect.

               b. On the Initial Closing Date and each Rights Closing Date, Baan shall have delivered to Fletcher an opinion of DeBrauw Blackstone Westbroek reasonably satisfactory to Fletcher, dated the date of delivery, confirming in substance the matters covered in paragraphs (a),
        (b), (c), (d), (e), (f), and (h) (as it relates to the AEX) of Section 3 hereof.

               c. On the Initial Closing Date and each Rights Closing Date, Baan shall have delivered to Fletcher an opinion of Wilson, Sonsini, Goodrich & Rosati Professional Corporation reasonably satisfactory to Fletcher, dated the date of delivery, confirming in substance the matters covered in paragraphs (b) (as it relates to enforceability), (d) (as it relates to U.S. and California governmental authorities) and (h) (as it relates to NASDAQ) of Section 3 hereof.

               d. On the Initial Closing Date and each Rights Closing Date, Baan shall have delivered to Fletcher an opinion of Wilson, Sonsini, Goodrich & Rosati Professional Corporation reasonably satisfactory to Fletcher, dated the date of delivery, to the effect that the offer and sale of Common Shares hereunder do not require registration under the Securities Act.

               10. Conditions Precedent to Baan's Obligations. The obligations of Baan hereunder are subject to the performance by Fletcher of its obligations hereunder and to the satisfaction of the following additional conditions precedent, unless expressly waived in writing by Baan that on the Closing Date and each Rights Closing Date, if any, (i) the representations and warranties made by Fletcher in this Agreement shall be true and correct, and (ii) Fletcher shall have complied fully with all the covenants and agreements in this Agreement; and Baan shall have received on each such date a certificate of an appropriate officer of Fletcher dated such date and to such effect.

               11. Fees and Expenses. Each of Fletcher and Baan agrees to pay its own expenses incident to the performance of its obligations hereunder, including, but not limited to the fees, expenses and disbursements of such party's counsel, except as is otherwise expressly provided in this Agreement.

               12. Non-Performance.

               If, on the date hereof, on the Initial Closing Date, or on any Rights Closing Date, Initial Investment Issuance Date, or Additional Investment Issuance Date, Baan shall fail to issue the Initial Common Shares and the Additional Common Shares to Fletcher required to be issued pursuant to this Agreement for any reason other than the failure of any condition precedent to Baan's obligations hereunder or the failure by Fletcher to comply with its obligations hereunder, then Baan shall:

               a. hold Fletcher harmless against any loss, claim or damage (including without limitation, incidental and consequential damages) arising from or as a result of such failure by Baan; and

               b. reimburse Fletcher for all of its reasonable out-of-pocket expenses, including fees and disbursements of its counsel, incurred by Fletcher in connection with this Agreement and the transactions contemplated herein and therein;

provided, however, that Baan shall then be under no further liability to Fletcher except as provided in this Section 12 and Section 13 hereof and provided further that Baan shall have no liability to Fletcher under this
Section 12 to the extent that the failure to issue Initial Common Shares or Additional Common Shares is attributable solely to the existence of an Issuance Blockage and Baan is complying with the remedial provisions set forth in Section 3.B.c. for such blockage.

               13. Indemnification.

               a. Indemnification of Fletcher. Baan hereby agrees to indemnify Fletcher and each of its officers, directors, employees, agents and affiliates and each person that controls (within the meaning of Section 20 of the Exchange Act) any of the foregoing persons (each a "Fletcher Indemnified Party") against any claim, demand, action, liability, damages, loss, cost or expense (including, without limitation, reasonable legal fees) (a "Proceeding"), that it may incur in connection with any of the transactions contemplated hereby arising out of or based upon:

                             (1) any untrue or alleged untrue statement of a
               material fact in an SEC Filing by Baan or any of its affiliates or any person acting on its or their behalf or omission or alleged omission to state therein any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading by Baan or any of its affiliates or any person acting on its or their behalf;

                             (2) any of the representations or warranties made
               by Baan herein being untrue or incorrect at the time such representation or warranty was made; and

                             (3) any breach or non-performance by Baan of any of
               its covenants, agreements or obligations under this Agreement;

        and Baan hereby agrees to reimburse each Fletcher Indemnified Party for any reasonable legal or other expenses incurred by such Fletcher Indemnified Party in investigating or defending any such Proceeding;

        provided, however, that the foregoing indemnity shall not apply to any Proceeding to the extent that it arises out of or is based upon the gross negligence or wilful misconduct of Fletcher in connection therewith. Furthermore, the foregoing indemnity rights will not take effect unless or until the total amount of the indemnification is $10,000 or greater.

               b. Indemnification of Baan. Fletcher hereby agrees to indemnify Baan and each of its officers, directors, employees, agents and affiliates and each person that controls (within the meaning of Section 20 of the Exchange Act) any of the foregoing persons (each a "Baan Indemnified Party") against any Proceeding, that it may incur in connection with any of the transactions contemplated hereby arising out of or based upon:

                             (1) any untrue or alleged untrue statement of a
               material fact by Fletcher or any of its affiliates or any person acting on its or their behalf or omission or alleged omission to state any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading by Fletcher or any of its affiliates or any person acting on its or their behalf;

                             (2) any of the representations or warranties made
               by Fletcher herein being untrue or incorrect; and

                             (3) any breach or non-performance by Fletcher of
               any of its covenants, agreements or obligations under this Agreement;

        and Fletcher hereby agrees to reimburse each Baan Indemnified Party for any reasonable legal or other expenses incurred by such Baan Indemnified Party in investigating or defending any such Proceeding;

        provided, however, that the foregoing indemnity shall not apply to any Proceeding to the extent that it arises out of or is based upon the gross negligence or wilful misconduct of Baan in connection therewith.

               c.     Conduct of Claims.

                             (1) Whenever a claim for indemnification shall
               arise under this Section, the party seeking indemnification (the "Indemnified Party"), shall notify the party from whom such indemnification is sought (the "Indemnifying Party") in writing of the Proceeding and the facts constituting the basis for such claim in reasonable detail;

                             (2) Upon delivery of such notice, such Indemnified
               Party shall have a duty to take all reasonable steps to mitigate any losses, liabilities, costs, charges and expenses relating to any such Proceeding;

                             (3) Such Indemnifying Party shall have the right to
               retain the counsel of its choice in connection with such Proceeding and to participate at its own expense in the defense of any such Proceeding; provided, however, that counsel to the Indemnifying Party shall not (except with the consent of the relevant Indemnified Party) also be counsel to such Indemnified Party. In no event shall the Indemnifying Party be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances; and

                             (4) No Indemnifying Party shall, without the prior
               written consent of the Indemnified Parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification could be sought under this Section unless such settlement, compromise or consent (A) includes an unconditional release of each Indemnified Party from all liability arising out of such litigation, investigation, proceeding or claim and (B) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

               14. Survival of the Representations, Warranties, etc. The respective representations, warranties, and agreements made herein by or on behalf of the parties hereto shall remain in full force and effect, regardless of any investigation made by or on behalf of the other party to this Agreement or any officer, director or employee of, or person controlling or under common control with, such party and will survive issuance of and payment for any Common Shares issuable hereunder.

               15. Notices. All communications hereunder shall be in writing, and

                      a. if sent to Fletcher, shall be delivered by hand, sent
               by registered mail or transmitted and confirmed by facsimile to Fletcher, unless otherwise notified in writing of a substitute address, at:

                      Original Copy:

                      Fletcher International Limited
                      c/o Midland Bank Trust Corporation (Cayman) Limited P.O. Box 1109
                      Mary Street
                      Grand Cayman, Cayman Islands, B.W.I.
                      Attn:  Pamela Clements
                      Telephone:    (345) 914-7515
                      Facsimile:    (345) 949-7634

                      Provided, however, all certificates representing securities be sent to Fletcher International Limited, unless otherwise notified in writing of a substitute address, at:

                      c/o Lehman Brothers, Inc.
                      3 World Financial Center 6th Floor
                      New York, New York 10285
                      Attention: Lou Amodeo, Prime Broker Services
                      Telephone (212) 526-9040

                      with a copy to:

                      Fletcher Asset Management
                      22 East 67th Street
                      New York, NY  10021
                      Attn:  Peter Zayfert
                      Telephone:    (212) 284-4800
                      Facsimile:    (212) 284-4801

                      with a copy to:

                      Skadden, Arps, Slate, Meagher & Flom LLP

                      1440 New York Avenue, N.W.
                      Washington, D.C. 20005
                      Attention:  Stephen W. Hamilton
                      Telephone:    (202) 371-7010
                      Facsimile:    (202) 393-5760

                      b. if sent to Baan, shall be delivered by hand, sent by
               registered mail or transmitted and confirmed by facsimile to Baan, unless otherwise notified in writing of a substitute address, at:

                      Baan Company N.V.
                      11911 Freedom Drive, Suite 300
                      Reston, Virginia 20190
                      Attention:  Tom Tinsley/R. Goudie
                      Telephone:  703-471-8785
                      Facsimile:   703-471-8786

                      with a copy to:

                      Wilson Sonsini Goodrich & Rosati
                      650 Page Mill Road
                      Palo Alto, California 94304-1050
                      Attention:   Mark A. Bertelsen
                      Telephone:  650-493-9300
                      Facsimile:   650-493-6811

                      and to:

                      DeBrauw Blackstone Westbroek
                      Tripolis 300 Burgerweeshuispad 301
                      PO Box 75084
                      1070 AB Amsterdam
                      The Netherlands
                      Attention:  Paul Cronheim
                      Telephone:  011-3120-577-1771
                      Facsimile:   011-3120-577-1775

                      To the extent that any funds shall be delivered to Baan by wire transfer, unless otherwise instructed by Baan, such funds should be delivered in accordance with the following wire instructions:

                      Baan USA, Inc.

                      Acct#  4277156741
                      ABA#   121000248
                      Bank:  Wells Fargo Bank, N.A.

               16. Miscellaneous.

               a. This Agreement may be executed in one or more counterparts and it is not necessary that signatures of all parties appear on the same counterpart, but such counterparts together shall constitute but one and the same agreement.

               b. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective successors and assigns and, with respect to Section 13 hereof, their respective officers, directors, employees, agents, affiliates and controlling persons, and no other person shall have any right or obligation hereunder. Baan may not assign this Agreement. Fletcher may assign any of its rights, in whole or in part, at its sole discretion (including, without limitation, any Fletcher Rights), provided that the assignee of Fletcher Rights must expressly assume Fletcher's obligations relating to such assigned Rights.

               c. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, and each of the parties hereto hereby submits to the non-exclusive jurisdiction of any State or Federal court in the State of New York and any court hearing any appeal therefrom, over any suit, action or proceeding against it arising out of or based upon this Agreement (a "Related Proceeding"). Each of the parties hereto hereby waives any objection to any Related Proceeding in such courts whether on the grounds of venue, residence or domicile or on the ground that the Related Proceeding has been brought in an inconvenient forum.

               d. The parties shall take all actions reasonably necessary to cause the transaction contemplated hereby to be consummated in accordance with the terms hereof.

               e. The headings of the sections of this document have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder or under the terms of the term sheets between such parties.

               17. Time of Essence. Time shall be of the essence in this Agreement.

               IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, all as of the day and year first above written.



                                        BAAN COMPANY N.V.


                                        By:  /s/ TOM C. TINSLEY
                                            ------------------------------------
                                        Name: Tom Tinsley
                                        Title: Chairman & CEO


                                        FLETCHER INTERNATIONAL LIMITED


                                        By:  /s/ A. FLETCHER, JR.
                                            ------------------------------------
                                        Name: A. Fletcher, Jr.
                                        Title: President

                             SHARE RIGHTS AGREEMENT

                            BETWEEN BAAN COMPANY N.V.

                        AND FLETCHER INTERNATIONAL, LTD.




                             DATED DECEMBER 31, 1998

                             INDEX OF DEFINED TERMS



                                                                                          PAGE
                                                                                          ----
65 Day Notice...............................................................................16
Acquirer....................................................................................19
Additional Aggregate Dollar Value............................................................4
Additional Average Price.....................................................................4
Additional Common Shares.....................................................................1
Additional Investment Issuance Date..........................................................4
Additional Investment Notice.................................................................4
Additional Investor Right....................................................................3
Additional Issuance Price....................................................................3
Additional Share Price.......................................................................4
Additional Specified Amount..................................................................4
Adjustable Average Price....................................................................18
AEX..........................................................................................1
Aggregate Additional Specified Amount........................................................4
Aggregate Specified Amount...................................................................2
Agreement....................................................................................1
Average Price................................................................................2
Baan.........................................................................................1
Baan Closing.................................................................................2
Baan Closing Date............................................................................2
Baan Indemnified Party......................................................................26
Baan Notice..................................................................................2
Baan Rights..................................................................................2
Baan Rights Cap..............................................................................2
Baan Rights Expiration Date..................................................................2
Blackout Period.............................................................................13
Combination.................................................................................19
Combination Closing.........................................................................19
Combination Notice..........................................................................19
Common Shares................................................................................1
Conversion Rate..............................................................................5
Covered Security............................................................................11
Date of Issuance.............................................................................5
Eight-Day Period............................................................................21
Excess Closing Price........................................................................15
Excess Note.................................................................................15
Excess Note Notice..........................................................................15
Excess Notice Date..........................................................................15

Exchange Act   10
Exercisable Number..........................................................................16
Fletcher.....................................................................................1
Fletcher Closing.............................................................................3
Fletcher Closing Date........................................................................3
Fletcher Indemnified Party..................................................................25
Fletcher Notice..............................................................................3
Fletcher Notice Date........................................................................14
Fletcher Review Process.....................................................................21
Fletcher Rights..............................................................................3
Fletcher Rights Cap..........................................................................3
Guilder/Euro Aggregate Issue Price...........................................................5
Increase Notice.............................................................................16
Increased Number............................................................................16
Indemnification Amount......................................................................13
Indemnified Party...........................................................................27
Indemnifying Party..........................................................................27
Initial Closing Date.........................................................................6
Initial Common Shares........................................................................1
Initial Investment Issuance Date.............................................................1
Initial Investment Notice....................................................................1
Initial Investor Right.......................................................................1
Initial Issuance Price.......................................................................1
Issuance Blockage...........................................................................14
Maximum Number..............................................................................16
Notice Period...............................................................................16
Obligation..................................................................................15
Original Number.............................................................................14
Private Placement...........................................................................21
Proceeding..................................................................................25
Prospectus..................................................................................12
Reclassification Consideration..............................................................18
Registration Requirement.....................................................................1
Registration Statement......................................................................11
Related Entities............................................................................21
Related Proceeding..........................................................................30
Required Consent............................................................................14
Rights.......................................................................................3
Rights Closing...............................................................................3
Rights Closing Date..........................................................................3
Rule 144....................................................................................11
Sales Contract..............................................................................13

SEC10
SEC Filing..................................................................................10
Securities Act..............................................................................10
Specified Amount.............................................................................2
Third Party Investors.......................................................................21
Thirty-Day Period...........................................................................21
Trading Day..................................................................................1
Unsold Securities...........................................................................13
US Issuance Price............................................................................5

                                TABLE OF CONTENTS



                                                                                          PAGE
                                                                                          ----
1.      Initial Exchange; Additional Rights..................................................1
2.      Closings; Issuance Dates.............................................................6
3.      Representations and Warranties of Baan...............................................8
3.A     Registration Provisions.............................................................11
3.B.    Additional Agreements...............................................................14
4.      Representations and Warranties of Fletcher..........................................16
5.      Stock Dividends, Stock Splits, Etc..................................................18
6.      Consolidation, Merger, Etc..........................................................19
7.      Covenants of Baan...................................................................20
8.      Covenants of Fletcher...............................................................22
8.A.    Legend..............................................................................22
8.B.    Voting Limitations..................................................................22
9.      Conditions Precedent to Fletcher's Obligations......................................24
10.     Conditions Precedent to Baan's Obligations..........................................24
11.     Fees and Expenses...................................................................25
12.     Non-Performance.....................................................................25
13.     Indemnification.....................................................................25
14.     Survival of the Representations, Warranties, etc....................................28
15.     Notices.............................................................................28
16.     Miscellaneous.......................................................................30
17.     Time of Essence.....................................................................31


Annexes
-------

Annex A Form of Initial Investment Notice
Annex B Form of Baan Notice
Annex C Form of Fletcher Notice
Annex D Form of Additional Investor Notice
Annex E Form of Private Deed of Issuance of Initial Common Shares
Annex F Form of Private Deed of Issuance of Additional Common Shares
Annex G Form of Excess Note Notice












                                       i